CIMPRESS
Q1 Fiscal Year 2016 Earnings Presentation Script
October 28, 2015

This script is intended to be read together with Cimpress’ presentation dated October 28, 2015 entitled “Q1 Fiscal Year 2016 Earnings presentation, commentary & financial results supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1
This document is Cimpress’ first quarter fiscal year 2016 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2
Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q1 fiscal 2016 earnings presentation that accompanies these remarks.

Slide 3
This presentation is organized into the categories shown on the left hand side of this slide.

Robert Keane, CEO, Sean Quinn, CFO, and Ernst Teunissen, our former CFO, will host a live question and answer conference call tomorrow, October 29th at 7:30 a.m. U.S. Eastern daylight time which you can access through a link at ir.cimpress.com.

Slide 4
As a reminder and as context for the initiatives and examples discussed in the remainder of this presentation, our priorities are outlined above. Extending our history of success into the next decade, and beyond, is important to us.

Slide 5
Total revenue for the first quarter was $375.7 million, reflecting a 13% increase year over year in USD, and 21% in constant currencies, benefiting from the addition of our acquisitions of Exagroup, druck.at, Easyflyer and Tradeprint, and investment in Brazil, as well as 8% constant-currency growth for our Vistaprint business unit, a slight decline from the Q4 growth rate.

Adjusted NOPAT was down from the year-ago period, with increased profits of our Upload and Print businesses, more than offset by planned increased investments in Vistaprint Business Unit technology and advertising, Most of World businesses, product expansion, the mass customization platform, and other items.

Please see additional detail later in this presentation for all the drivers of our GAAP operating and net income.

Slide 6
For our "Vistaprint Business Unit" (VBU) segment, this quarter we continued our multi-year effort to reposition the value proposition of that brand beyond its previous focus on the most price- and discount-sensitive customers (a market segment we refer to as "price primary") toward micro-businesses that seek a variety of value drivers such as quality, reliability, pricing transparency and broader selection (a market segment we refer to as "higher expectations").

•	VBU revenue grew 8% in constant-currency terms and 2% in reported terms.

•
As we described last quarter, we are evolving our externally reported metrics to mirror the evolution in our business. The operational metrics that we will report for VBU are trailing-twelve-month new and repeat bookings as a percentage of total VBU bookings, and quarterly VBU advertising spend (absolute and as a percentage of VBU revenue).

•
As you can see from the first chart above, repeat bookings as a percent of total bookings has been steadily increasing. On a constant-currency basis, repeat bookings have been growing faster than new customer bookings for more than two years, growing at double-digit rates for the past 2 quarters. We attribute this trend to a combination of our efforts to improve our customer value proposition and retention, as well as changes we made during that period to de-emphasize deep-discount offers that had previously cast a wide customer acquisition net for fairly low-value customers. More recently, our new customer bookings have begun to grow at single-digit rates after several quarters of year-over-year declines in fiscal 2014.

•	This quarter we saw continued traction in gross profit per customer as we continue to acquire higher-value customers and our repeat rates improve.

•
Our efforts to coordinate marketing messages across channels continued to result in strong revenue performance in our focus product categories: postcards and flyers, signage, and apparel and promotional items all grew at faster than VBU average rates this quarter.

VBU ad spend increased year over year in absolute dollars and as a percent of revenue, in line with planned increases for product category expansion in certain markets. Please note that ad spend as a percent of revenue is impacted by our Q1 segment definition change, as our partner revenue, which carried little advertising spend with it, is now included in the "All Other Business Units" segment. This change is reflected in all periods represented on this chart.

Slide 7
Turning to the other business units in our portfolio, our acquisitions within the "Upload and Print Business Units" segment performed well during the quarter, growing 98% in reported terms, 118% in constant currencies, and 31% in constant currencies excluding acquisitions completed during the past year. Please note that the growth rates of the various Upload and Print businesses vary significantly. The consolidated pro forma growth of the businesses we acquired in the past year is lower than the growth rates of Pixartprinting and Printdeal.

During the first quarter, we acquired an Upload and Print company primarily serving the UK market, Tradeprint, as well as a small tuck in acquisition of a long-standing Pixartprinting supplier of brochures, magazines and catalogs. Each of these acquisitions was immaterial to our Q1 2016 financial results.

Our integration activities for all the companies we acquired during fiscal 2014 and 2015 are progressing as planned.

Slide 8
Our "All Other Business Units" include our Albumprinter brands, Most of World business in Japan, India, Brazil and China, and our newly created Corporate Solutions business unit, which is focused on delivering volume and revenue via retail and other strategic partnerships. Revenue for this segment declined 3% in reported terms, but grew 10% in constant currencies, and grew 6% in constant currencies excluding investments completed during the past year. Most of World continues to grow rapidly, but is small relative to the size of Albumprinter and our partner revenue.

As described last quarter, Corporate Solutions is planning on a significant reduction of revenue this year from our largest partner, Staples. This had a modest impact on Q1, but is expected to have a larger impact for the full year. Additionally, we are testing sales of certain products with a new partner, Amazon, in the U.S. market. Though we are excited about the longer-term possibilities of the Amazon partnership, in the near-term we do not expect it to have a material impact on our financial results, nor do we expect it to ramp fast enough to replace the Staples revenue we expect to lose this year.

During the quarter, we continued to progress against our strategies in the other parts of this segment:

•
We opened our new manufacturing facility outside Tokyo, Japan through our joint venture. By the end of the quarter, we were producing a majority of customer orders for the Japanese market from this facility.

•	We launched our Columbus technology for apparel and soft goods products in India, and we plan to expand this offering throughout the year.

•	Our integration of the FotoKnudsen acquisition into the Albumprinter business is progressing as planned.

Slide 9
Our mass customization platform team continues to ramp their multi-year investment in building a software-integrated supply chain and manufacturing operational platform that drives scale based competitive advantages in terms of:

•	Selection (the breadth and depth of delivery speed options, substrate choices, product formats, special finishes, etc. which we offer to our customers)

•	Conformance (the degree to which we deliver products to customers as specified, on time)

•	Cost (reducing the cost of delivering any given selection, in conformance with specification)

This quarter, this team supported post-merger integration efforts for recent acquisitions, including helping drive cost synergies in procurement and product introductions to various brands. We remain early in the journey toward our vision to enable any merchant (owned or third-party) to seamlessly access our full product catalog and the scale advantages of our platform, but we are encouraged by the steady progress we are making.

Slide 10
This new presentation of segment profitability should help investors further understand our performance this quarter.

Adjusted Net Operating Profit (Adjusted NOP) by segment is as follows:

•
Vistaprint Business Unit: down by $3.8 million year over year due primarily to the previously mentioned fire in a production facility for which we have not recovered full insurance proceeds, and increased technology and advertising investments, partially offset by leverage in other areas. Adjusted NOP margin declined from 27% to 25% year over year (about the same increase as our advertising increase as a percent of revenue. This reduction was in line with our expectations outlined at our August 2015 investor day.

•
Upload and Print Business Units: up by $6.4 million year over year due to the addition of profits from newly acquired businesses and increased profits from Pixartprinting and Printdeal. Adjusted NOP margin increased from 12% to 14% year over year. We are very pleased with the performance of our acquired businesses.

•
All Other Business Units: down by $1.8 million year over year due primarily to increased MoW investments and reduction of partner revenue and profits in our Albumprinter business. Adjusted NOP margin declined from 6% to 1% year over year. This reduction was in line with our expectations.

Corporate and Mass Customization Platform expenses were up by $5.8 million year over year, primarily due to planned increases in software and manufacturing engineering resources related to our mass customization platform and product expansion.

We are providing this segment info today only for Q1 FY16 versus the year ago period. With next quarter's results we will publish a quarterly trend going back to Q1 FY14.

Slide 11
No notes here - transition slide

Slide 12
The quarterly trends for reported revenue and constant currency revenue growth are illustrated above. Organic constant-currency growth was lower in Q1 FY16 versus Q4 of FY15. This is primarily due to the fourth quarter recognition of $4.0 million of previously deferred revenue related to unredeemed group buying vouchers that were sold in prior periods. Excluding this Q4 benefit, our organic constant-currency growth rate would have been 11% in each of the last three quarters. Our reported (USD) revenue growth for the first quarter was 13%, and our reported (USD) revenue growth excluding acquisitions and investments from the past year was 3%. Since we had a full-quarter year-over-year comparison for FotoKnudsen as of the first quarter of FY 2015, this company is included in the organic growth trend in this most recent period.

Slide 13
The quarterly trends for various measures of income and profit are illustrated above. As we have described, Adjusted NOPAT is the measure that management uses to assess our operating performance.

Adjusted NOPAT was lower than the year-ago period due to planned increases in investments in Most of World businesses, our mass customization platform, product expansion, and VBU advertising and technology. Additionally, the Q1 FY16 fire in a production facility depressed Q1 Adjusted NOPAT, but for the full year, we expect to have an immaterial impact as, if we are successful in our discussions with our insurance provider, Q1 costs incurred should be largely offset by additional insurance recovery payments in future quarters. These increases were partially offset by improved profits in our Upload and Print businesses.

Part of the year-over-year decline in profits from Q1 FY15 to Q1 FY16 is due to quarterly differences in the timing of investments, which has varied from year-to-year. As we noted in last year's earnings commentary, Q1 FY15 profits were ahead of our expectations due to delayed expense timing.

In the quarter, the following below-the-line non-operational items influenced our GAAP net income:

•	Currency gains and losses within our "Other income, net" line, a net gain of about $7.6 million. Please see the next slide for a detailed explanation of the underlying drivers.

•	A gain of about $1.6 million associated with insurance recovery payments related to a fire in one of our facilities during the quarter.

•	Total interest expense was $8.1 million in the quarter.

•
In March 2015 we issued $275 million of Senior Unsecured Notes with an approximate annualized interest expense of $20 million. The interest expense related to the notes offering was $5 million in the quarter.

•
The accounting treatment of our new leased office facility in Massachusetts results in a portion of the lease payments flowing through our interest expense line. These expenses replace those of the lease from our former leased facility at a similar total expense, but the former lease was 100% booked in operating expenses. The new lease payments started in September 2015, and the Q1 cost in the interest expense line was $0.4 million. We add this expense into our Adjusted NOPAT calculation.

•	The remaining interest expense relates primarily to borrowings under our credit facility.

Slide 14
Below is additional color on the impact of currency movements on our P&L this quarter.

First, the currency impacts that affect both GAAP results and Adjusted NOPAT:

•	Our year-over-year revenue growth rate expressed in USD was negatively impacted by about 800 basis points for the first quarter. Our largest currency exposure for revenue is the Euro.

•	However, there are many natural expense offsets in our business, and therefore the net currency exposure of the Euro to our bottom line is less pronounced than it is for revenue.

•
For currencies where we do have a net exposure because costs and revenues are not well matched, we execute currency forward contracts. Realized gains or losses from these hedges offset the impact of currency elsewhere in our P&L. For Q1, the realized gain on hedging contracts was $0.3 million.

Second, the currency impacts that further impact our GAAP results but that are excluded from our Adjusted NOPAT are:

•
Net unrealized gains of $9.8 million related to unrealized gains and losses on the mark-to-market of outstanding currency contracts, the non-operational, non-cash currency gains and losses on intercompany loan balances, and the unrealized currency impact on other balance sheet items.

•
Additionally, in Q1 we recorded within the "Other income, net" line net losses of about $2.7 million based on the currency impact of revaluing working capital items (primarily accounts payable, accruals, and intercompany transactional activity).

Slide 15
Cash and cash equivalents were approximately $93.8 million as of September 30, 2015.

During the quarter, we generated $25.7 million in cash from operations, compared with $52.6 million in the first quarter of fiscal 2015. Free cash flow was $(1.9) million in the first quarter compared to $32.3 million generated in the same period a year ago. This reduced cash flow was due to several factors, including planned increases in organic investments (operating expense), an increase in cash outflow from year-end compensation payments, a $16.5 million inflow in the year-ago period related to timing of VAT receivables, $7.7 million of additional capex spending in Q1 FY2016 compared to Q1 FY2015, and $1.4 million of additional capitalized software costs. Our year-over-year TTM operating cash flow was flat due to increased investments in strategic growth initiatives, offset by increased profitability in our business excluding acquisitions in the trailing twelve months and the combined benefit of the acquisitions. TTM free cash flow declined due to increased cap ex and capitalized software expense related to our strategic growth initiatives.

On a trailing twelve-month basis, adjusted return on invested capital (or Adjusted ROIC) as of September 30, 2015 was down slightly versus the year-ago TTM period due to increased investment levels. TTM adjusted ROIC was approximately 17%.

Slide 16
Now that we have issued Senior Unsecured Notes, we are providing additional commentary and context for our debt investors. Please note that we do not manage our overall business performance to EBITDA; however we actively monitor it for purposes of ensuring compliance with debt covenants.

Based on our debt covenant definitions, our total leverage ratio (which is debt to trailing twelve month EBITDA) was 2.82 as of September 30, 2015, and our senior secured leverage ratio (which is senior secured debt to trailing twelve month EBITDA) was 1.63. Our debt covenants give pro forma effect for acquired businesses that closed within the trailing twelve month period ending September 30, 2015.

When including all acquired company EBITDA only as of the dates of acquisition, our EBITDA for Q1 FY2016 was $49.1 million, down 3% from Q1 FY2015 and our TTM EBITDA was $239.0 million, up 20% from the year-ago TTM period.

During the quarter, we repurchased 2.0 million Cimpress shares for $140.2 million, an average price per share of $70.95.

Although we expanded our senior secured credit facility in September 2014 to $850 million, we have various covenants that prevent us from borrowing up to the maximum size of the credit facility as of September 30, 2015.

Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than our financial covenants when calculated on a proforma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year-to-year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our credit facility.

We are currently in compliance with all of our debt covenants. Key financial covenants pertaining to our senior secured credit facility are:

-	Total leverage ratio not to exceed 4.5x TTM EBITDA

-	Senior leverage ratio not to exceed 3.25x TTM EBITDA

-	Interest coverage ratio of at least 3.0x TTM EBITDA

Slide 17
No notes here - transition slide

Slide 18

We'd like to describe what the change in reportable segments means for the revenue outlook we provided last quarter:

•
The Vistaprint Business Unit has grown over the last two years at single-digit constant-currency growth rates, and we expect it to continue to do so in the near-term. We believe Vistaprint has the potential to return to growth rates above 10% over the coming years as we execute our strategy. The recategorization of our partner revenue into a different segment does not change this high-level commentary.

•
For the smaller, more rapidly growing Upload and Print Business Units reportable segment, we expect to continue to capitalize on the growth opportunities we see. The aggregate revenue of this group of business units is growing at strong double-digit constant-currency growth rates, although growth rates per business unit vary widely. For the foreseeable future, we believe the total of these businesses will continue to grow faster than the Vistaprint Business Unit.

•
The "All Other Business Units" segment is expected to grow at single-digit growth rates in the near-term as both Albumprinter and Corporate Solutions are winding down certain partner contracts this year and the fast-growing MoW businesses remain relatively small. Longer-term, we believe we have the potential to achieve higher growth in this segment.

To be clear, however, we are not targeting these potential revenue growth rates for any particular quarter or year.

Slide 19
The forward-looking commentary we provided last quarter has not changed materially.

As a housekeeping note, the accounting treatment of our new leased facility in the U.S. results in a portion of the lease payments flowing through our interest expense line. These expenses replace those of the lease from our former leased facility at a similar total expense, but the former lease was 100% booked in operating expenses. The new lease payments started in September 2015. We expect the full-year cost of the portion included in interest expense to be about $6M. We are adding this expense back into our adjusted NOPAT calculation because we view it as an operating expense.

Slide 20
In summary, we have clear priorities strategically and financially. We believe we are making steady progress against our strategic initiatives. We believe the capital we are allocating to our strategic initiatives, investments, and opportunistically, share repurchases, continued to be well spent, and we look forward to reporting our returns and continued progress to you in future periods.